EXHIBIT 99(a)

Cleveland-Cliffs Inc 1100 Superior Avenue Cleveland, Ohio 44114-2589

CLEVELAND-CLIFFS REPORTS RECORD RESULTS FOR 2004

Production, Revenues and Earnings Set Company Records

Cleveland, OH – February 16, 2005 – Cleveland-Cliffs Inc (NYSE: CLF) (“Cliffs” or “Company”) today reported record fourth-quarter net income of $203.3 million, or $7.31 per diluted share, for the period ended December 31, 2004, compared with a net loss of $8.9 million, or $.43 per share, in the fourth quarter of 2003. All common shares and per-share amounts have been adjusted retroactively to reflect the December 2004 two-for-one stock split, and all diluted per-share amounts reflect the potential dilutive effect of the Company’s convertible preferred stock.

Net income for the year 2004 was a Company record of $323.6 million, or $11.80 per diluted share, versus a net loss of $32.7 million, or $1.60 per share, in 2003.

Commenting on the results, Cliffs’ Chairman and Chief Executive Officer John Brinzo stated, “In virtually all respects, 2004 was a milestone year in our Company’s history. In addition to the record revenues and earnings generated during the year, we set a new record for Cliffs’ pellet production volume and reported our safest year ever.

“Cliffs ended 2004 with exceptional momentum and we intend to build on that in the current year. Given the capacity increase that came online this past December at the United Taconite facility, and the previously announced capacity expansion underway at our Northshore mine scheduled for completion in this year’s third quarter, 2005 pellet production is expected to exceed the 2004 record level.”

Fourth-quarter and full-year 2004 results reflected improved sales margins driven by higher sales prices and volume, and $113.8 million of net income attributable to reversal of deferred tax asset valuation allowance in the fourth quarter based upon the Company’s anticipated realization of those benefits. The favorable results also include after-tax gains of $62.3 million and $99.3 million ($95.9 million and $152.7 million pre-tax) in the fourth quarter and full year, respectively, on the sale in 2004 of all directly held International Steel Group, Inc. (“ISG”) common stock. The Company had approximately 122,000 shares of ISG remaining in its pension trust at the end of 2004.

Pre-tax operating income, excluding the gain on sale of ISG stock and reversal of tax valuation allowance, was $38.0 million and $118.0 million in the 2004 fourth quarter and full year, respectively, versus operating losses of $13.5 million and $48.3 million in the comparable 2003 periods.

Results reflect an after-tax loss from its discontinued operation of $1.8 million in the fourth quarter and $3.1 million of after-tax income for the full year from its Cliffs and Associates Limited discontinued operation. Year 2003 fourth-quarter and full-year results included an after-tax extraordinary gain of $2.2 million related to the December 2003 acquisition of the United Taconite mine.

Income from continuing operations in 2004 was $205.1 million and $320.5 million in the fourth quarter and full year, respectively, versus losses of $11.1 million and $34.9 million for the comparable 2003 periods. The earnings increases of $216.2 million in the quarter and $355.4 million for the year reflected higher pre-tax earnings of $151.0 million in the quarter and $320.8 million for the year and lower income taxes of $65.2 million in the quarter and $34.6 million for the year. The lower income taxes reflect the fourth-quarter 2004 reversal of $113.8 million of deferred asset valuation reserve, net of current-year tax provisions.

Following is a summary of results on an after-tax basis:

	(In Millions Except Per Share)
	Fourth Quarter		Year
	2004	2003	2004	2003
Operating Income (Loss):
Amount	$25.4	$(12.6)	$95.4	$(47.9)
Per Diluted Share	.91	(.60)	3.48	(2.33)

Other Income (Expense):
Amount	3.6	1.5	12.0	13.0
Per Diluted Share	.13	.07	.44	.63

Income (Loss) Before Special Items:*
Amount	29.0	(11.1)	107.4	(34.9)
Per Diluted Share	1.04	(.53)	3.92	(1.70)

Gain on Sale of ISG Stock:
Amount	62.3		99.3
Per Diluted Share	2.24		3.62

Tax Valuation Allowance Reversal:
Amount	113.8		113.8
Per Diluted Share	4.09		4.15

Income (Loss) From Continuing Operations:
Amount	205.1	(11.1)	320.5	(34.9)
Per Diluted Share	7.37	(.53)	11.69	(1.70)

Gain (Loss) From Discontinued Operation:
Amount	(1.8)		3.1
Per Diluted Share	(.06)		.11

Extraordinary Gain:
Amount		2.2		2.2
Per Diluted Share		.10		.10

Net Income (Loss):
Amount	$203.3	$(8.9)	$323.6	$(32.7)
Per Diluted Share	7.31	(.43)	11.80	(1.60)

*	Management believes Income (Loss) Before Special Items is more representative of the Company’s performance for the applicable periods than Income (Loss) From Continuing Operations due to the tax valuation allowance reversal and gain on sale of ISG stock, which were large special items in 2004.

The pre-tax earnings increases from 2003 principally reflected higher sales margins of $47.4 million in the quarter and $159.8 million for the full year and the gain on the sale of directly held ISG common stock of $95.9 million in the quarter and $152.7 million for the year.

The increases in sales margins in the 2004 periods, versus 2003, were primarily due to higher sales price realizations and increased sales volume partially offset by higher production costs.

•	Sales revenues (excluding freight and minority interest) increased $75.8 million in the quarter and $311.8 million in the full year. The increases in sales revenue were due to higher sales prices, $57.2 million in the quarter and $190.9 million for the year, and increased sales volume, $18.6 million in the quarter and $120.9 million for the year. The increase in sales prices primarily reflected the effect on Cliffs’ term sales contract escalators of higher steel prices and an approximate 20 percent increase in international pellet pricing. Pellet sales in the 2004 fourth quarter and full year were 6.1 million tons and 22.6 million tons, respectively, versus 2003 sales of 5.6 million tons in the fourth quarter and 19.2 million tons for the year. Total year 2004 sales of 22.6 million tons represented an annual sales record for the Company.

•	Cost of goods sold and operating expenses (excluding freight and minority interest) increased $28.4 million in the fourth quarter and $152.0 million for the full year principally due to higher sales and production volume, $18.6 million in the quarter and $122.8 million for the year, and higher unit production costs, $9.8 million in the quarter and $29.2 million for the year. Contributing to the higher unit production costs were increased energy and supply pricing, $10.2 million in the quarter and $19.9 million for the year. Unit production costs in 2004 were also impacted by costs associated with the 14-week labor stoppage at Wabush Mines and U.S. labor negotiations of $.9 million in the quarter and $8.2 million for the year, and for the currency exchange rate effect, $1.4 million in the quarter and $3.4 million for the year, due to the impact of a weaker U.S. dollar on Cliffs’ share of Wabush production costs. Year 2003 operating costs included an $11.1 million fixed-cost impact of a five-week production curtailment at the Empire and Tilden mines relating to loss of electric power in the second quarter due to flooding in the Upper Peninsula of Michigan.

The pre-tax earnings changes for 2004 versus 2003 also included:

•	Higher royalty and management fee income of $.7 million (year only) principally reflecting management fees from United Taconite.

•	Administrative, selling and general expenses, which were lower in the quarter, $1.1 million, but $8.0 million higher for the full year. The increase for the year was principally due to higher stock-based and incentive compensation, $8.5 million.

•	Higher mine asset impairment charges of $.6 million in the quarter and $3.2 million for the year reflecting the write-off of current years’ fixed asset additions at the Empire mine subsequent to its impairment in 2002.

•	Lower provisions for customer bankruptcy exposures of $5.9 million in 2004 versus 2003. There was no impact in the quarter.

•	A 2003 restructuring charge of $2.5 million in the fourth quarter and $8.7 million for the year.

•	Lower miscellaneous expense (net) of $.9 million in the quarter and $2.2 million for the year, primarily reflecting decreased coal retiree, debt restructuring and business development expenses.

•	Higher interest income of $.9 million in the quarter and year, reflecting higher cash balances.

•	Decreased interest expense of $.8 million and $3.8 million in the quarter and year, respectively, reflecting repayment of senior unsecured notes in January 2004.

•	Higher other income (net), of $1.9 million in the quarter. For the full year, other income (net) decreased $2.9 million primarily relating to non-strategic asset sales in 2003.

Income Taxes

The 2004 income tax credit of $66.0 million and $34.9 million for the fourth quarter and full year, respectively, reflected the $113.8 million fourth-quarter reversal of deferred tax asset valuation allowance. The effective tax rate on fourth-quarter and full-year earnings, was 32.8 percent and 19.2 percent, respectively, excluding the tax related to the gain on sale of ISG stock (taxed at statutory and marginal 35 percent rate). The increase in the fourth quarter effective rate was principally due to the year-to-date recognition of all deferred tax assets used in 2004.

Production and Inventory

At December 31, 2004, Cliffs had 3.3 million tons of pellets in inventory, .7 million tons less than at the end of last year. Cliffs’ share of fourth-quarter production was 6.0 million tons. Total production for Cliffs’ account in 2004 was 21.7 million tons, exceeding the prior record set in 2003 of 18.1 million tons by 3.6 million tons, or 19.9 percent:

	(Tons in Millions)
	Fourth Quarter		Full Year		Full-Year Estimate
	2004	2003	2004	2003	2005
Empire	1.5	1.5	5.4	5.2	5.3
Tilden	2.2	1.8	7.8	7.0	8.0

Michigan Mines	3.7	3.3	13.2	12.2	13.3
Hibbing	2.1	2.0	8.3	8.0	8.1
Northshore	1.3	1.2	5.0	4.8	5.2
United Taconite*	1.1	.1	4.1	1.6	5.0
Wabush	1.0	1.3	3.8	5.2	5.7

Total	9.2	7.9	34.4	30.3	37.3

Cliffs’ Share of Total	6.0	4.7	21.7	18.1	23.1

*	United Taconite’s production in 2003 was split between the previous owners (1.5 million tons) and production that occurred after the acquisition in December 2003.

Liquidity

At December 31, 2004, Cliffs had no debt outstanding and $399.6 million of cash and cash equivalents, compared with $25.0 million in debt and $67.8 million of cash and cash equivalents at the end of last year. The increase was attributable to net proceeds of $165.9 million from the Company’s preferred stock issued in January 2004, proceeds from the sale of directly held ISG common stock of $170.1 million, and net cash from operating activities of $41.6 million, partially offset by capital expenditures of $60.7 million to maintain and increase production capacity.

Included in net cash from operating activities was $76.1 million of pension and other post-retirement plan contributions, income tax payments of $57.1 million and increased trade receivables of $44.6 million.

Subsequent to year-end, the Company commenced an all-cash tender offer for all of the outstanding shares of Portman Limited, a Western Australia-based independent iron ore mining and exploration company. If successful, the approximate US$500 million acquisition will be financed with existing cash on-hand, supplemented by a new credit facility.

Outlook

Although production schedules are subject to change, all operations are expected to operate at or near capacity in 2005 and total pellet production is expected to be approximately 37 million tons with the Company’s share representing approximately 23 million tons.

Cliffs’ 2005 sales volume is projected to be a record 24 million tons, a 7 percent increase from 2004. Revenue per ton from iron ore sales and services is dependent upon several price adjustment factors included in Cliffs’ term sales contracts, primarily the percentage change from 2004 to 2005 in the international pellet price for blast furnace pellets and producer price indices (PPI), and one customer’s hot rolled coil price realizations from a number of its operations.

Following is the estimated impact to Cliffs’ average revenue per ton from iron ore sales and services (excluding freight and minority interest) based on 2004 realization of $44.19 per ton:

	2005 Revenue Effect
	(Change from 2004)
		Price Per
	Percent	Ton
Potential Increase (Decrease):
Each 10 Percent Change in International Pellet Price	2.1%	$.93
Each 1 Percent Change in PPI – All Commodities	.4	.18
Each $10 Per Ton Change from $470 Per Ton
Average Hot Rolled Coil Price Realization*	.6	.27
Known Year-Over-Year Increase**	3.6	1.59

*	Valid for decreases through $400 per ton; decrease of .1 percent per ton for each $10 from $400 to $380. No upper limit.

**	Increase represents a combination of contractual base price increase, lag year adjustments and capped pricing on one contract.

Production costs per ton are expected to increase between 4 percent and 5 percent from the 2004 cost of goods sold and operating expenses (excluding freight and minority interest) of $37.56 per ton.

Commenting on the outlook for 2005, Brinzo said, “Currently, all signals that we are seeing point to another strong year for the iron ore industry and for Cliffs. Sentiment surrounding the international benchmark pricing negotiations seems to indicate the market is expecting a material increase in international iron ore prices, which comes on the heels of 2004’s increase—the largest in 10 years. Steel pricing remains strong, and our customers are experiencing better financial health than they have in a number of years. These factors bode well for Cliffs’ 2005 pellet pricing as we use both international benchmark pricing and steel prices when determining the actual prices we receive from our customers.

“We are excited about the potential opportunities afforded by increasing Cliffs’ access to the Asian and Australian iron ore industries. We look forward to reporting our progress to you as we move through the year.”

* * * * * * * * * * * * * * * * * *

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

The results of operations reported in this release are subject to change pending completion of the Company’s external audit.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

Actual results may differ materially from such statements for a variety of factors, such as: the expectations for pellet sales and mine operations and the projected liquidity requirements in 2005 may differ significantly from actual results because of changes in demand for iron ore pellets by North American integrated steel producers due to changes in steel utilization rates, operational factors, electric furnace production or imports of semi-finished steel or pig iron; price adjustment provisions of our term supply agreements that may not allow us to match international price increases; uncertainty about continued Chinese demand for steel and iron ore; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; uncertainty of successfully completing the Portman acquisition; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; uncertainties regarding ore reserve estimates and the substantial cost of mine closures; inability of the capacity expansions to achieve the expected additional production; increases in the cost or length of time required to complete the capacity expansions; failure to receive required environmental permits for the expansions; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company’s liquidity and financial position.

Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s most recent Annual Report and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

Cliffs will host a conference call to discuss its fourth-quarter and full-year 2004 results tomorrow, February 17, at 10:00 a.m. ET. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days. Cliffs plans to file its 2004 annual 10-K Report with the Securities and Exchange Commission in the next several days. For a more complete discussion of operations and financial position, please refer to the 10-K Report.

Contacts:
Media: (216) 694-4870
Financial Community: (800) 214-0739 or (216) 694-5459

News releases and other information on the Company are available on the Internet at www.cleveland-cliffs.com

CLEVELAND-CLIFFS INC

STATEMENT OF CONSOLIDATED OPERATIONS
(UNAUDITED)

	Fourth Quarter		Year
(In Millions Except Per Share Amounts)	2004	2003	2004	2003

REVENUES FROM PRODUCT SALES AND SERVICES
Iron ore	$277.8	$202.0	$998.6	$686.8
Freight and minority interest	50.4	38.9	208.1	138.3

	328.2	240.9	1,206.7	825.1
COST OF GOODS SOLD AND OPERATING EXPENSES	(280.2)	(240.3)	(1,056.8)	(835.0)

SALES MARGIN	48.0	.6	149.9	(9.9)
OTHER OPERATING INCOME (EXPENSE)
Royalties and management fee revenue	2.9	2.9	11.3	10.6
Administrative, selling and general expenses	(8.5)	(9.6)	(33.1)	(25.1)
Impairment of mining assets	(3.2)	(2.6)	(5.8)	(2.6)
Provision for customer bankruptcy exposures			(1.6)	(7.5)
Restructuring (charge) credit	.2	(2.5)	.2	(8.7)
Miscellaneous - net	(1.4)	(2.3)	(2.9)	(5.1)

	(10.0)	(14.1)	(31.9)	(38.4)

OPERATING INCOME (LOSS)	38.0	(13.5)	118.0	(48.3)
OTHER INCOME (EXPENSE)
Gain on sale of ISG common stock	95.9		152.7
Interest income	3.6	2.7	11.5	10.6
Interest expense	(.1)	(.9)	(.8)	(4.6)
Other - net	1.7	(.2)	4.2	7.1

	101.1	1.6	167.6	13.1

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	139.1	(11.9)	285.6	(35.2)
INCOME TAX CREDIT (EXPENSE)	66.0	.8	34.9	.3

INCOME (LOSS) FROM CONTINUING OPERATIONS	205.1	(11.1)	320.5	(34.9)
GAIN (LOSS) FROM DISCONTINUED OPERATION (net of tax $1.7)	(1.8)		3.1

INCOME (LOSS) BEFORE EXTRAORDINARY GAIN	203.3	(11.1)	323.6	(34.9)
EXTRAORDINARY GAIN (Net of: tax $.5; minority interest $1.2)		2.2		2.2

NET INCOME (LOSS)	203.3	(8.9)	323.6	(32.7)
PREFERRED STOCK DIVIDENDS	(1.4)		(5.3)

EARNINGS (LOSS) APPLICABLE TO COMMON SHARES	$201.9	$(8.9)	$318.3	$(32.7)

EARNINGS (LOSS) PER COMMON SHARE - BASIC
Continuing operations	$9.49	$(.53)	$14.79	$(1.70)
Discontinued operation	(.08)		.15
Extraordinary gain		.10		.10

EARNINGS (LOSS) PER COMMON SHARE	$9.41	$(.43)	$14.94	$(1.60)

EARNINGS (LOSS) PER COMMON SHARE - DILUTED
Continuing operations	$7.37	$(.53)	$11.69	$(1.70)
Discontinued operation	(.06)		.11
Extraordinary gain		.10		.10

EARNINGS (LOSS) PER COMMON SHARE	$7.31	$(.43)	$11.80	$(1.60)

AVERAGE NUMBER OF SHARES
Basic	21.5	20.6	21.3	20.5
Diluted	27.8	20.6	27.4	20.5

CLEVELAND-CLIFFS INC

STATEMENT OF CONSOLIDATED CASH FLOWS
(UNAUDITED)

	Fourth Quarter		Year
(In Millions, Brackets Indicate Decrease in Cash)	2004	2003	2004	2003

CASH FLOW FROM CONTINUING OPERATIONS
OPERATING ACTIVITIES
Net income (loss)	$203.3	$(8.9)	$323.6	$(32.7)
Gain (loss) from discontinued operation	1.8		(3.1)
Extraordinary gain		(2.2)		(2.2)

Income (loss) from continuing operations	205.1	(11.1)	320.5	(34.9)
Depreciation and amortization:
Consolidated	3.8	5.2	25.0	25.3
Share of associated companies	2.9	(.2)	4.3	3.7
Impairment of mining assets	3.2	2.6	5.8	2.6
Accretion of asset retirement obligation	1.1	.9	4.6	3.6
Provision for customer bankruptcy exposures			1.6	7.5
Gain on sale of ISG common stock	(95.9)		(152.7)
Deferred income taxes	(86.7)	.5	(86.7)	.5
Pensions and other post-retirement benefits	(22.2)	14.9	(48.0)	42.1
Gain on sale of assets	(1.0)	(.4)	(4.2)	(7.1)
Other	5.3	22.4	5.1	4.7

Total before changes in operating assets and liabilities	15.6	34.8	75.3	48.0
Changes in operating assets and liabilities	15.0	(9.7)	(33.7)	(5.3)

Net cash from operating activities	30.6	25.1	41.6	42.7

INVESTING ACTIVITIES
Purchase of property, plant and equipment:
Consolidated	(18.8)	(1.6)	(54.4)	(16.1)
Share of associated companies	(3.0)	(3.7)	(6.3)	(5.5)
Proceeds from sale of ISG common stock	124.5		170.1
Proceeds from steel company debt			10.0
Proceeds from sale of assets	1.0	.5	4.4	8.9
Proceeds from Weirton investment			3.8
Purchase of EVTAC assets		(2.0)		(2.0)

Net cash from (used by) investing activities	103.7	(6.8)	127.6	(14.7)

FINANCING ACTIVITIES
Proceeds from Convertible Preferred Stock			172.5
Proceeds from stock options exercised	2.5	6.0	17.9	6.0
Contributions by minority interest	4.7	.9	9.7	2.0
Repayment of long-term debt		(25.0)	(25.0)	(30.0)
Issuance cost - Convertible Preferred Stock	(.2)		(6.6)
Repurchases of Common Stock	(3.9)		(6.5)
Preferred Stock dividends	(1.4)		(3.9)
Common Stock dividends	(2.2)		(2.2)

Net cash from (used by) financing activities	(.5)	(18.1)	155.9	(22.0)

CASH FROM CONTINUING OPERATIONS	133.8	.2	325.1	6.0
CASH FROM DISCONTINUED OPERATION	.2		6.7

INCREASE IN CASH AND CASH EQUIVALENTS	$134.0	$.2	$331.8	$6.0

CLEVELAND-CLIFFS INC

STATEMENT OF CONSOLIDATED FINANCIAL POSITION
(UNAUDITED)

	(In Millions)
	December 31	September 30	December 31
	2004	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$399.6	$265.6	$67.8
Trade accounts receivable - net	54.1	65.4	9.5
Receivables from associated companies	3.5	10.5	1.4
Product inventories	108.2	112.0	129.7
Work in process inventories	15.8	19.6	14.4
Supplies and other inventories	59.6	55.1	58.7
Deferred and refundable income taxes	41.5	1.3	2.9
Other	51.5	60.8	24.4

TOTAL CURRENT ASSETS	733.8	590.3	308.8
PROPERTIES - NET	283.9	269.9	255.0
LONG-TERM RECEIVABLES	52.1	53.1	63.8
DEFERRED INCOME TAXES	44.2
MARKETABLE SECURITIES	.5	105.9	196.7
OTHER ASSETS	46.6	56.7	57.3

TOTAL ASSETS	$1,161.1	$1,075.9	$881.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$252.5	$230.4	$184.1
Payables to associated companies	4.6	.7	2.5
Current portion of long-term debt			25.0

TOTAL CURRENT LIABILITIES	257.1	231.1	211.6
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY	42.7	84.0	131.7
OTHER POST-RETIREMENT BENEFITS	102.7	123.2	124.2
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	82.4	78.4	77.9
DEFERRED INCOME TAXES		19.5	34.5
OTHER LIABILITIES	49.7	56.8	53.4

TOTAL LIABILITIES	534.6	593.0	633.3
MINORITY INTEREST	30.0	27.0	20.2
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE
PERPETUAL PREFERRED STOCK	172.5	172.5
SHAREHOLDERS’ EQUITY	424.0	283.4	228.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,161.1	$1,075.9	$881.6

Notes to Unaudited Financial Statements

     In management’s opinion, the unaudited financial statements present fairly the Company’s financial position and results. All financial information and footnote disclosures required by generally accepted accounting principles for complete financial statements have not been included. For further information, please refer to the Company’s latest Annual Report.

CLEVELAND-CLIFFS INC

SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED)

	Fourth Quarter		Year
	2004	2003	2004	2003

Iron Ore Sales (Tons) - In Thousands	6,124	5,607	22,599	19,215

Sales Margin (Loss) - In Millions
Revenues from iron ore sales and services*	$277.8	$202.0	$998.6	$686.8
Cost of goods sold and operating expenses*
Excluding production curtailments	228.8	201.4	843.5	685.6
Production curtailments	1.0		5.2	11.1

Total	229.8	201.4	848.7	696.7

Sales margin (loss)	$48.0	$.6	$149.9	$(9.9)

Sales Margin (Loss) - Per Ton
Revenues from iron ore sales and services*	$45.36	$36.03	$44.19	$35.74
Cost of goods sold and operating expenses*
Excluding production curtailments	37.36	35.92	37.33	35.52
Production curtailments	.16		.23	.75

Total	37.52	35.92	37.56	36.27

Sales margin (loss)	$7.84	$.11	$6.63	$(.53)

* Excludes revenues and expenses related to freight and minority interest which are offsetting and have no impact on operating results.